ECD Announces $87.8 Million Private Placement of Common Stock
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      Rochester Hills, Mich., Feb. 10, 2005 - Energy Conversion Devices, Inc.
(ECD Ovonics) (NASDAQ:ENER) announced today that it has entered into definitive agreements with investors relating to a private placement of $87.8 million through the sale of 5,090,000 shares of common stock. The shares of common stock will be issued at a price of $17.25 per share, subject to customary closing conditions. The closing of the private placement is expected to occur on February 15, 2005. ECD Ovonics has agreed to file a registration statement with the SEC for the resale of common stock within 10 days after closing.

      ECD Ovonics plans to use the net proceeds of this transaction to double the manufacturing capacity of United Solar Ovonic's triple-junction, thin-film amorphous silicon photovoltaic products; to exercise the option to purchase for $4.55 per share the 4,376,633 shares of ECD Ovonics' common stock held by TRMI Holdings, Inc., an affiliate of ChevronTexaco Corporation; and for general corporate purposes, including research and development investments.

      The securities offered by ECD Ovonics to accredited investors in the private placement are being sold in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The securities have not been registered under the Securities Act or any state securities laws, and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy shares in any jurisdiction in which such offer or solicitation is prohibited.

About ECD Ovonics:
ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. The Company's portfolio of alternative energy solutions includes Ovonic thin-film continuous-web amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel;


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and Ovonic fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

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This release may contain forward-looking statements within the meaning of the
Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD, as of the date of this release, believes to be reasonable and appropriate. ECD cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.


Contacts:
Stephan W. Zumsteg, Vice President and CFO
Ghazaleh Koefod, Investor Relations
Energy Conversion Devices, Inc.
248.293.0440